Exhibit 99.2

HILLENBRAND INDUSTRIES

Financial News Release

Court Approves Previously Announced Settlement Agreement and Dismisses
Antitrust Litigation Against Hillenbrand Industries

BATESVILLE, INDIANA, THURSDAY, JANUARY 2, 2003 — Hillenbrand Industries Inc. (NYSE:HB), a leader in the health care and funeral services industries, announced today the United States District Court for the Western District of Texas, San Antonio Division, dismissed with prejudice all pending antitrust litigation between the Company and its Hill-Rom business unit and Kinetic Concepts Inc. of San Antonio, Texas (“KCI”) and one of its affiliates. The court’s review and approval of the settlement agreement and subsequent dismissal of the case represents the definitive settlement of the litigation between the companies.

As part of the previously announced settlement terms, Hillenbrand Industries today paid KCI $175 million. Hillenbrand Industries will pay KCI an additional $75 million, without interest, one year after the initial payment, unless certain events have occurred such as a bankruptcy or change of control of KCI.

The parties released each other from all claims relating to the litigation and all pre-settlement claims relating to their respective businesses, as well as the future effects of certain pre-settlement matters. Neither party admitted any liability or fault in connection with the settlement.

About Hillenbrand Industries Inc.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville, Indiana.

Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems and modular headwall systems.

Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Contacts

Financial Analysts and Investors: Mark R. Lanning, vice president and treasurer, 812.934.7256; or, News Media: Christopher P. Feeney, director, public affairs and corporate communications, 812.934.8197, both of Hillenbrand Industries. www.hillenbrand.com

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